Exhibit 10.1

SEPARATION AGREEMENT

This is a SEPARATION AGREEMENT (the “Agreement”) between WALLACE D. RUIZ (“Ruiz”), a Florida resident, and SRI/SURGICAL EXPRESS, INC. (the “Company”), a Florida corporation.

Background

The Company is terminating Ruiz’s employment as Senior Vice President, Chief Financial Officer, and Secretary of the Company. This Agreement provides for the Company to provide specified severance benefits to Ruiz as part of this termination. Ruiz and the Company are parties to an Employment Agreement dated as of July 1, 2005, as amended by a First Amendment to Employment Agreement dated as of December 24, 2008 (collectively, the “Employment Agreement”).

Operative Terms

Ruiz and the Company agree as follows:

1. Termination; Separation Compensation. The Company terminates Ruiz’s employment as Senior Vice President, Chief Financial Officer, and Secretary of the Company, effective April 17, 2009 (the “Termination Date”). Through the date that is nine months after the Termination Date (i.e., January 17, 2010), the Company shall continue to pay to Ruiz his monthly base salary, at Ruiz’s monthly base salary level in effect on the date of this Agreement. These salary continuation payments shall commence upon the second payroll date following the expiration of the Revocation Period (as defined in Section 7.5) and continue for the remaining term of the nine month severance period after the Termination Date; provided, such first payment shall include all such amounts that otherwise would have been paid prior to the expiration of the Revocation Period had the payments commenced on the first payroll date following the Termination Date. Subsequent payments shall be made on the Company’s regular pay days as are in effect on the Termination Date, and such payment dates shall not be affected by any subsequent change in the Company’s payroll practices. The foregoing payments will be subject to applicable tax withholding and other deductions. The Company shall also pay to Ruiz, within five (5) business days after expiration of the Revocation Period, (i) the amount of $9,000 in a single lump sum payment to help defray any lease termination penalty incurred by Ruiz and occasioned by this termination, (ii) any accrued but unused vacation or holiday time, and (iii) any outstanding expense reimbursements that it owes, in accordance with its expense reimbursement policy.

2. Benefits. Through the date that is nine months after the Termination Date (i.e., January 17, 2010), the Company shall pay Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums in order for Ruiz to maintain medical insurance coverage at the level in effect on the Termination Date; provided, the Company’s obligation to pay Ruiz’s COBRA premiums will cease immediately in the event Ruiz becomes eligible for group health insurance during such nine month period, and Ruiz agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance during such period. Ruiz is responsible for making an effective election to continue coverage under the group medical in accordance with COBRA, and Ruiz understands that if he fails to do so, his coverage will terminate; however, a failure by Ruiz to elect COBRA coverage will not constitute a breach of this Agreement. Ruiz acknowledges that he owns the stock and option rights set forth in Schedule B, that he does not own any other equity or option rights with respect to the Company, that his unvested stock options have expired, that he has 90 days from the Termination Date within which to exercise vested options, and that any vested options not so exercised will expire 90 days after the Termination Date. As of the date of this Agreement, Ruiz will no longer be eligible to participate in any other benefit programs offered to employees by the Company, including without limitation vacation, 401(k) plan, short-term and long-term disability, travel and accident, and independent life insurance programs.

3. Benefits of the Agreement. Ruiz acknowledges that he would not be entitled to the severance benefits described in Sections 1 and 2 of this Agreement in the absence of his signing this Agreement. All of these severance benefits are conditioned on Ruiz’s performance of all of his obligations under this Agreement and the obligations and covenants of the Employment Agreement incorporated into this Agreement by Section 5.1 of this Agreement; provided, however, the Company and Ruiz agree, and the Employment Agreement is hereby amended to provide, that the two year restrictive covenant period described in Section 5(a)(i) of the Employment Agreement is hereby reduced to one year.

4. Ruiz’s Full General Release of Claims against the Company.

4.1 Ruiz, for himself and for his heirs, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and affiliates, and all of their successors, assigns, officers, directors, representatives, agents, employees, associates and all other persons acting for or on behalf of them (each, a “Released Party”), from all claims, complaints, liabilities, agreements (other than pursuant to this Agreement), damages, costs, debts, and expenses of any kind, whether known or unknown, including all claims in connection with Ruiz’s employment with the Company, including without limitation, any claim for continued or future employment or for payment of wages or salary, or any other payment, pursuant to any agreement, whether written or unwritten, or arising out of any employment relationship with the Company (collectively, the “Released Claims”). Without limitation, Ruiz releases and waives all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 623); the National Labor Relations Act (NLRA); the Occupational Safety and Health Act (OSHA); and any other federal or state whistle-blower statute or regulation; Chapter 760 of the Florida Civil Rights Act of 1992, as amended; any provision of Chapters 250, 440, 443, 447, 448, and 760 of Florida Statutes; the Florida General Labor Regulations, as amended; any other state law, rule or regulation of any other state; any local ordinance; workers’ compensation statutes; unemployment compensation laws; and any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to the Employment Agreement or any other actual or quasi-contract, including but not limited to, salary payments, bonus payments, benefits, stock, or stock options (to the extent Ruiz does not exercise such options in accordance with Section 2 above); common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits Ruiz received or claims he should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees.

4.2 Ruiz covenants not to sue any Released Party for any Released Claim. Ruiz warrants that he has not filed any complaint, claim or charge against a Released Party with any local, state or federal agency or court. Ruiz agrees that, if any such agency or court assumes the prosecution or jurisdiction of any complaint or charge against a Released Party, he will immediately dismiss the complaint or charge and/or will immediately request such agency or court to dismiss and withdraw from the matter, and will not support the effort of anyone else or any entity that might file an action against a Released Party. In the event Ruiz fails or refuses to undertake these obligations, he agrees that this Agreement shall operate to effectuate his dismissal or withdrawal of such complaint, charge or claim and that he will forward to the Released Party any monies he receives from such complaint, charge or claim.

4.3 Ruiz has not assigned or otherwise transferred any interest in any Released Claim. Ruiz shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Claim.

4.4 If any provision of this release is held invalid, unenforceable or void to any extent by a court of competent jurisdiction, the provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. The Company reserves the right to rescind this Agreement and recover all amounts paid under it if any provision of this release is held invalid, unenforceable or void.

5. Confidentiality and Other Obligations.

5.1 Ruiz agrees that he will not, at any time, use for any reason or in any manner any of the Company’s trade secrets or other confidential information relating to the Company’s business or financial affairs, including the name of any customer or supplier or the business plans, methods, processes, and operating procedures of the Company, and reconfirms his obligations and covenants set forth in Sections 5, 6 and 7 of the Employment Agreement (as expressly amended in the last sentence of Section 3 of this Agreement), which obligations and covenants are incorporated herein by reference, survive Ruiz’s termination from the Company, and remain in full force and effect.

5.2 No later than seven days after the Termination Date, Ruiz shall return to the Company all property of the Company in his possession or under his control, including but not limited to all Company records, files, equipment, supplies, keys, confidential or proprietary information, laptop, and Blackberry. In addition, Ruiz shall return to the Company on a computer disk any files Ruiz has on his home or other computer, permanently and completely delete and remove those files from that computer(s), and provide written verification of doing so.

5.3 Effective as of the Separation Date, Ruiz agrees that he shall have no authority to and shall not enter or attempt to enter into any agreements with third parties on behalf of or purportedly on behalf of the Company. Ruiz shall also not represent himself as being employed by or associated with the Company.

5.4 Ruiz acknowledges and agrees that he has completely disclosed to Company management, in writing, any and all incidents, events, procedures, practices or occurrences, that he is aware of, which have the potential of exposing the Company to any federal, state, or local civil monetary penalty or exclusion claim or any other claim that Ruiz believes may have resulted in a violation of any other federal, state, or local statutes, rules, regulations or guidelines. Additionally, Ruiz acknowledges that he is not aware of any unreported situation where the Company may be subjected to any “qui tam” or related action, nor is Ruiz aware of any unreported work related illness or injury that he has suffered that would entitle his to Workers’ Compensation benefits.

5.5. Ruiz shall refrain from making any disparaging statements, written or oral, in any forum or media, regarding the Company or its policies, products, processes, operations, facilities, or personnel.

6. Cooperation. As reasonably requested by the Company, Ruiz shall cooperate and consult with the Company in connection with its pending litigation and other legal proceedings, as well as any transition of projects. Ruiz shall not receive any more compensation for this cooperation and consulting, but the Company shall pay reasonable out-of-pocket expenses that it approves in advance. Ruiz will refer to the Company (and not personally make any comment in response to) any press inquiries regarding the circumstances of his termination. Except for the press release issued on the Termination Date, the Form 8-K filed with the Securities and Exchange Commission on the Termination Date, and other disclosures required by its disclosure obligations under applicable law, the Company shall not make any public announcements referencing Ruiz. The Company shall provide Ruiz with a “neutral” reference that addresses his last position with the Company, his tenure with the Company, and his last salary.

7. Ruiz’s Review of this Agreement; Legal Counsel.

7.1 Ruiz acknowledges that he has read each section of this Agreement, that the Agreement is written in a manner calculated to be understood by Ruiz, and that Ruiz in fact understands his rights and obligations under the Agreement, including the fact that he is waiving and releasing his rights to sue the Company pursuant to Section 4 of this Agreement.

7.2 Ruiz is advised to consult with legal counsel before executing this Agreement.

7.3 Ruiz acknowledges that the money being paid pursuant to this Agreement and any other consideration is in excess of all monies or anything else of value owed to him.

7.4 Ruiz has up to 21 calendar days following the receipt of this Agreement to consider this Agreement before signing it. Ruiz may consider and sign this Agreement in less time if he so chooses, and by signing this Agreement prior to expiration of such 21-day period, Ruiz acknowledges that he has fully considered this Agreement and accepts the Agreement prior to expiration of the 21-day period.

7.5 Ruiz may revoke this Agreement within seven days after his execution of this Agreement (the “Revocation Period”). To revoke this Agreement, Ruiz shall deliver notice of such election in writing to Company’s representative, Gerald Woodard, before 5:00 p.m. on the seventh day after execution. If the seventh day does not fall on a business day, then the Revocation Period shall be deemed extended to 5:00 p.m. the next business day.

7.6 This Agreement is not effective or enforceable until the Revocation Period has expired, and no monies or other consideration will be sent to Ruiz until after the Revocation Period has expired (assuming Ruiz has not timely exercised his right to revoke the Agreement).

7.7 Each party to this Agreement acknowledges that Hill Ward Henderson acted as counsel to the Company in this transaction.

8. Costs and Expenses with Respect to this Agreement. Ruiz and the Company shall each bear their own costs and expenses expended in connection with this Agreement.

9. Complete Agreement. This Agreement (including the obligations and covenants of the

Employment Agreement incorporated into this Agreement by Section 5 of this Agreement, as expressly amended in the last sentence of Section 3 of this Agreement) records the final, complete and exclusive understanding between the parties with respect to the transactions described in it and supersedes any prior or contemporaneous agreement, understanding or representation, oral or written, by any of them.

10. Execution in Counterparts. The parties may execute this Agreement in counterparts. Each executed counterpart will be considered an original document and all executed counterparts, together, will constitute the same Agreement.

11. Amendment and Assignment. An amendment or modification of this Agreement or any provision of it will be valid and effective only if it is in writing and signed by each party to this Agreement. This Agreement is not assignable by either party without the prior written consent of the other party, and any attempted assignment by either party without the prior written consent of the other party will be invalid and unenforceable.

12. Legal Proceedings; Governing Law. Each party to this Agreement (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of or related to this Agreement is Hillsborough County, Florida, for state court proceedings, or the Middle District of Florida, Tampa Division, for federal court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue. RUIZ KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN RUIZ AND THE COMPANY WITH RESPECT TO THIS AGREEMENT.

In any mediation or litigation (including appellate proceedings) arising out of or related to this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs and expenses (including legal fees, costs, and expenses) that are incurred by the prevailing party as a result of the mediation or litigation. The laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions, govern the validity, construction, enforcement, and interpretation of this Agreement.

13. Notices. Unless this Agreement expressly permits it to be given orally, every demand, notice, consent, or approval required or permitted to be given by a party under this Agreement will be valid only if it is (a) in writing (whether or not the applicable provision of this Agreement states that it must be in writing), (b) delivered personally or by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and (c) addressed by the sender to the intended recipient as follows:

(a)	If to the Company:

SRI/Surgical Express, Inc.

12425 Racetrack Road

Tampa, Florida 33626

Attention: Gerald Woodard

with a copy to:

Hill Ward Henderson

101 East Kennedy Blvd.- Suite 3700

Tampa, Florida 33602

Attention: David S. Felman

(b)	If to Wallace D. Ruiz:

Wallace D. Ruiz

114 E. Davis Blvd., Unit 13

Tampa, Florida 33606

or to such other address as the intended recipient may designate by notice given to every other party to this Agreement in the manner provided in this Section. A validly given demand, notice, consent, or approval will be effective on the earlier of its receipt by personal delivery or by telecopy or commercial courier. Each party to this Agreement shall promptly notify every other party of any change in its mailing address.

EXECUTED: As of April 17, 2009.

SRI/SURGICAL EXPRESS, INC.,
a Florida corporation

By:	/s/ Gerald Woodard
Name:	Gerald Woodard
Title:	Chief Executive Officer

/s/ Wallace D. Ruiz
WALLACE D. RUIZ, individually

Schedule B

Grant Date	Plan	Grant Type	Option Price	Exercisable
7/1/05	2004 Plan	Incentive Stock Option	$5.28	45,000

Exercise of the foregoing options is subject to the terms of the Company’s 2004 Stock Compensation Plan, as amended, and the Stock Option Agreement dated as of July 1, 2005, between the Company and Ruiz. Ruiz acknowledges that these options will not be exercisable after 90 days following the Termination Date.

Grant Date	Plan	Grant Type	Option Price	Exercisable
3/14/07	1998 Plan	Non-Qualified Stock Option	$4.60	4,000
7/31/07	1998 Plan	Non-Qualified Stock Option	$4.85	1,500

Exercise of the foregoing options is subject to the terms of the Company’s 1998 Stock Option Plan, as amended, and the Stock Option Agreements dated as of March 14, 2007, and July 31, 2007, between the Company and Ruiz. Ruiz acknowledges that these options will not be exercisable after 90 days following the Termination Date.

All other stock options not listed in the two tables above are forfeited.

Grant Date	Plan	Grant Type	Vested and Owned
1/17/06	2004 Plan	Restricted Stock	15,000

The foregoing restricted stock is subject to the terms of the Company’s 2004 Stock Compensation Plan, as amended, and the Notice of Restricted Stock Grant and Stock Restriction Agreement dated as of January 17, 2006, between the Company and Ruiz.

All other restricted stock grants are unvested and forfeited.